EXHIBIT 99.2



Event ID:   1035215
Event Name: Q4 2004 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call
Event Date: 2005-05-02T21:00:00 UTC

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Notes:
Converted From Text Transcript
1035215
C: Alan Stillman;Smith & Wollensky;Chairman and CEO
C: Alan Mandel;Smith & Wollensky;CFO
P: Mark Lunder;Lunder Capital;Analyst
P: Ross Haberman;Haberman Funds;Analyst
P: Mike Nicholas;Lakeview Investment;Analyst


+++ presentation
Operator: Good afternoon and thank you for joining us for the Smith & Wollensky Restaurant Group's fourth-quarter and full-year 2004 earnings conference call. As you know, the Company issued its earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you, please contact their office at 212-838-2061 and they will see that you get what you need immediately.

Before we begin, I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Alan Stillman, Chairman and CEO of the Smith & Wollensky Restaurant Group.

Alan Stillman: Thank you, and good afternoon, everybody. Here with me is Alan Mandel, our CFO, and we will answer whatever questions we can answer that you may have when we finish. I would like to say that we're awfully sorry for the late date of this particular conference call and of our filing, but while we normally would have reported our results several weeks ago as originally scheduled, we needed additional time to evaluate changes necessitated by the new guidelines. I'm sure that many of you out there have seen that the guidelines that have come out of the SEC for a lot of retail and restaurant companies, which have been quite numerous, and it did take us our share of time to be able to get to the bottom line that we currently have.

Alan Mandel will go into the details of the effect of lease accounting on our results and also whatever restatements that we have made, especially relating to our accounting for gift certificates. We have been frustrated by this delay, and we're sure that our shareholders are, and we appreciate everybody's patience in making sure that our accounting was as accurate as we could possibly make it.

I would like to say as an overall comment, we had a strong fourth quarter with great a la carte and banquet sales. Our total consolidated sales for the 53-week year were $123.1 million, which is a 19% increase from 2003. We're quite pleased with the progress we've made and especially in the fourth quarter, where we earned $1,315,000 or $0.13 per share compared to our restated net income of $0.01 per share for the fourth quarter of 2003.

This quarter, the fourth quarter of '04, was our most profitable since our IPO in 2001, and we obviously feel that there's lots of room in the future. We are, however, very disappointed by the loss of $2 million for the year, compared to restated loss of $1.5 million for 2003. We had many factors that contributed to that, but basically the most important ones were that we opened up two new units in Houston and Boston. These units cost approximately $500,00 million each to open. And therefore, we had $1 million cost this year compared to about $500,000 the year before. However, we did finally begin to experience a lower cost of goods, so late in the third quarter of the year our cost of goods went down quite a bit. But, for the year, the extremely high cost of beef for the first eight months hurt our results. That has steadied and has been about the same in the first quarter of 2005, but Alan will go further into that as we discuss for the fourth quarter.

We're quite happy with the critical response to our Boston location. And the writeups from the castle that we have in Boston have been fantastic. The crowds have been fantastic, and we're looking forward to getting out of the first six months of operation, whereas, you know, profits are muted quite a bit by the higher-than-normal cost of running an operation of that size.

We did have several of our more established locations produce record sales for the year. We are continuing and did continue to pursue our goals of improving and renewing our three owned New York restaurants; Manhattan Ocean Club, Park Avenue Cafe have been completed and we've now turned our attention to Cite, where we are continuing to make changes that we do hope will refresh and improve these three restaurants to where they will have a tremendous potential for rebounding sales.

Again, those of you who know us, have been following our Company, know that the sale of the Plaza Hotel in October resulted in the closing of OneCPS. Operations ceased there on January 1. We're currently seeking payments for amounts due to us from the owners of the Plaza Hotel and from the new owners of the yet-to-be-named edifice.

We are still looking -- and we are doing it quite vigorously -- for a replacement for our former President and we will announce a choice that we have made as fast as we possibly can. We are continuing that search and we hope that we will come to a conclusion as quickly as possible.

Finally, as we reported in our 8-K approximately a month ago, we have entered into a contract for sale of our Las Vegas property. We have not yet concluded that and hope that we will close that deal sometime during the second quarter.

The purchase price is expected to be approximately $30 million, and we will need to pay approximately $10.7 million to the current owner of the property and another $8.7 million to pay off certain debt of the Company. In connection with the sale of the property, however, we will enter into a 40-year lease with the new owners of the property. Therefore, we will continue to operate our Smith & Wollensky at the same location on the Las Vegas strip, and I hope to be there -- well, I'm not sure whether I hope to be there, but someone hopes to be there 40 years from now. The transactions, as I said, are expected to close during this current quarter and they are subject to a number of closing conditions, and there can be no assurance that the transaction will be consummated.

Now I will turn to call over to Alan Mandel, our CFO.

Alan Mandel: Thank you, Alan. For the fourth quarter of 2004, which included 14 weeks compared to 13 weeks in the 2003 period, consolidated restaurant sales were $38 million, and that compares to 28.9 million for the fourth quarter of 2003. This represents a 31.2% increase. On a comparable unit basis, consolidated restaurant sales for the fourth quarter were 32.4 million, which represented a 12% increase from the fourth quarter of 2003. However, because our accounting is based on quarterly periods of four, four and five weeks, every few years we need to include a 14th week in the fourth quarter. This past year, 2004, was an example of that. So if we look at the weekly average -- look at our sales on a weekly average basis, instead of at the aggregate numbers that I just gave you, comparable consolidated sales for the fourth quarter increased by 4% from the fourth quarter of 2003.

For the fourth quarter, as Alan already has mentioned, the Company earned $1.3 million, or $0.13 per share on a diluted basis. And this compares to a restated net income of $71,000, or $0.01 per share for the fourth quarter of 2003. First, let's review the reasons for the restatements affecting the fourth quarter of 2003, the full year of 2003 and the first three quarters of 2004.

As with many other companies in our industry, we've had to correct our previous accounting for tenant allowances, landlord allowances to help us build out locations, and we've had to restate the accounting related to the appropriate beginning date for recording deferred rent for various locations. Oddly, in this case, on this issue, we had to go back as far as 1988 in correcting our accounting -- way before we were even a public Company. In addition, we've also had to correct our accounting for gift certificates.

The combined impact of the restatements has reduced our previously reported income for the fourth quarter of 2003 from $235,000 to $71,000 and has increased our reported loss for the year 2003 to $1.5 million from the previously reported $1.1 million. Nevertheless, as I stated a few moments ago, our fourth quarter 2004 earnings increased to $1.3 million from that restated $71,000 for the fourth quarter of 2003. And now I'd like to discuss the major factors contributing to that improvement, and then I'll focus on the full-year results.

Most critical in our profitable third quarter was the improvement in cost of goods sold. For consolidated comparable restaurants, we had a 253 basis point improvement in cost of goods sold from the fourth quarter of 2003. Contributing to that improvement were three main factors. First, last year's fourth quarter was an extremely high base for comparison. I'm sure you recall, those of you who were on the call or have read about our previous calls, recall us bemoaning the high cost in the third quarter and in the fourth quarter last year. Second, beef prices began to moderate toward the end of the third quarter of 2004, and that trend accelerated in the fourth quarter. Third, we continued to see a strong trend in our banquet sales during the fourth quarter. And since banquets have a more favorable cost of goods sold ratio than the weighted average of all our other categories -- that is a la carte food, beer, liquor and wine -- any increase in the share of sales generated by banquets helps the overall cost of goods sold ratio.

As a note for the quarter, for all consolidated units, not just comparable units, our cost of goods sold ratio was 196 basis points better than the fourth quarter of 2003. And that's despite the impact of opening Boston in September. And as Alan just noted and as we've often noted in the past, new units run a higher-than-normal food cost for the first several months after opening.

Returning to consolidated comparable units, our fourth-quarter 2004 payroll and related expense ratio was 121 basis points better than those for those same units in 2003. The major factor here was our ability to leverage salaries and hourly wages. Our combined salary and wage costs for the quarter on a weekly average basis -- again, I'm normalizing for the 14 weeks instead of 13 -- was virtually unchanged, virtually the same dollars, while weekly average sales rose the 4% I already mentioned. That was a powerful driver in our improvement, reducing these elements of raw labor; salaries and wages for comparable consolidated units by 92 basis points.

Our operating expenses for the fourth quarter improved from the fourth quarter of 2003 by 33 basis points for comparable consolidated restaurants. No single area of expense dominated the improvement, but we saw better ratios for insurance, for repairs and maintenance, and for professional fees, and smaller decreases in several other areas. And these were somewhat offset by a higher cost of utilities.

For comparable consolidated units, again in the fourth quarter, occupancy and related expenses were better in the fourth quarter by 55 basis points compared to the fourth quarter of 2003. Our marketing and promotional expenses were virtually equal to the quarter of 2003 as a percentage of sales in comparable consolidated units.

All of this contributed to a major improvement in comparable consolidated unit operating income to $6.2 million or 19% of revenues compared to $3.8 million or 13.2% of revenues in 2003's fourth quarter. Looking at other factors that affected net income for the fourth quarter, we experienced a decline of approximately $250,000 in management fee for the quarter compared to 2003. This relates primarily to OneCPS, which, as Alan mentioned, had its last day of operations on December 31 and was closed effective January 1. Throughout 2003, we were unable to recognize income until the fourth quarter since our fee was contingent on available cash flow and that location was fairly seasonal. In 2004, the contract amendment that we signed allowed us to recognize the fee throughout the year, so it's a minimum of $50,000 per quarter that's guaranteed. Therefore, the fourth-quarter comparison is more of a timing issue. Going forward, the income from the location will no longer be earned since the sale of the Plaza Hotel resulted in the closing of the location at the owner's direction.

For the fourth quarter, total general and administrative costs increased by approximately $181,000 compared to the restated fourth quarter of 2003, but improved as a percentage of total consolidated sales by 209 basis points. Royalty payments on Smith & Wollensky restaurants increased in the fourth quarter by $174,000, based on the growth in revenues that Alan and I have already discussed.

Net interest expense for the fourth quarter rose by approximately $200,000 compared to the fourth quarter of 2003.

In a more general sense, you've heard us speak about the hiatus in openings for all of 2005. We believe this is prudent, not only to allow us to improve operating results at recently opened units and at our three New York-owned locations, but also to permit us to pay down debt from cash generated from operations and the Las Vegas transaction once it closes, and that will reduce our interest expense burden.

All of the above resulted in an after-tax income of $1.3 million for the quarter, as I stated earlier. While we're pleased with the improvement from the restated net income of $71,000 in 2003, we believe we can continue to make further progress in 2005. For the full year, our consolidated revenues were $123.1 million, an increase of 19% or $19.6 million from 2003. The net loss for the year of $2.0 million, or $0.22 per share, compares to a restated net loss for 2003 of $1.5 million, or $0.16 per share.

Without repeating all the information that we've discussed, both of us, at the previous three quarters' conference calls, I'll highlight just a few areas. First, for the year, our comparable consolidated units grew by 5.9% in sales, when you consider that on a weekly average basis. Again, I'm normalizing by removing the benefit of the 53rd week.

Cost of goods sold for comparable consolidated restaurants finished at exactly the same level as in 2003. So the improvements in the fourth quarter, our highest-volume quarter, and late in the third quarter offset the increase we experienced earlier in the year. However, we're still at historically high levels for the year when compared to 2002 and prior.

Payroll and related costs for comparable consolidated units were virtually at the same level for the year, but for all consolidated units were 70 basis points worse because of the effect of the first 3.5 months of operation at our newest unit in Boston and the early months of operations in the early part of the year at our Houston location.

A modest improvement in operating expenses for comparable consolidated units of 10 basis points was offset by a 24 basis point increase in marketing and promotional costs, primarily from higher advertising costs.

We were 68 basis points better in occupancy costs for the year in comparable units. Most of the improvement relates to the treatment of Las Vegas as a capital lease beginning in the second quarter of 2003. So we had it all year in 2004, but only for eight months in 2003.

Therefore, income from comparable consolidated restaurant operations grew by approximately $2.1 million and 113 basis points. Included in that amount was an improvement of approximately $832,000, attributable to Maloney & Porcelli's minority ownership. Maloney & Porcelli had an excellent year.

For all consolidated restaurants, our G&A expenses were higher by approximately $168,000 for the year, but improved by 150 basis points, despite including non-location costs of support for the two new unit openings in 2004. With no openings in 2005, we anticipate a reduction in expense for the year.

Royalty payments for the use of the Smith & Wollensky name increased by $364,000 for the year when compared to 2003. Net interest expense increased by $546,000.

We're pleased with the progress in the fourth quarter, as I mentioned, but we're disappointed with the full-year results. In 2005, our challenge is to use the pause in the pace of openings to improve existing operational results.

Alan and I will now be happy to try and answer any questions you may have. Operator?



+++ q-and-a
Operator: (Operator Instructions). Mark Lunder, Lunder Capital (ph).

Mark Lunder: I just had a quick question. How much of a receivable is due from the Plaza transaction?

Alan Mandel: Well, it's a fairly complicated situation. But the actual receivable is about 300 -- it's about $350,000.

Mark Lunder: Is that what's due from the prior owner or combined?

Alan Mandel: It's combined because a significant piece of it, Mark, comes from room charges that the hotel collected for use of the restaurant and it straddles the period of the sale. The actual date of the sale, I believe, was October 16, and there's some of it that relates to the period prior to October 16 and some after. And there's also $50,000 due from the prior owner for the fourth-quarter fee. I actually think -- I think I may have overstated. I believe the total receivable is closer to 290 than it is to the number I gave you.

Mark Lunder: Right. And will there be any kind of allowance for doubtful collection on this?

Alan Mandel: We don't think that it's necessary. We do have a reserve for doubtful accounts against other receivables, and we don't think an addition to the reserve is necessary here because it's very clear in the contract that the 50,000 was due at the beginning of the quarter. And it's also extremely clear that the other charges were cash tendered by guests, or credit cards tendered by guests, for services that we performed. And you should note also for tips that we paid in cash out of our own resources to our servers, which simply were held onto by the previous owners and the current owners who really absolutely have no right to that cash whatsoever. So it's very clear to us that we'll get that back.

Mark Lunder: Right. Could you guys speak about the three restaurants in New York, did you -- Alan, did I hear you correctly, you have extended leases, or you're just working -- were you speaking to trying to improve the operations?

Alan Stillman: No, just to improve the operations. We haven't done anything with the leases.

Mark Lunder: Right. Can you talk a little bit about what you're doing there to try and improve things?

Alan Stillman: What we're doing is both physical and marketing, advertising and public relations. We are attempting to gain back the sales that we lost from 2001 going forward through 2004. And the city, as you may know, is experiencing somewhat of a rejuvenation from that period, and we have expensed I would say between 500 and $800,000 between the three stores over the last two years. There have been renovations, new menus and new chairs and other decor items; we have also continued with our marketing and advertising budget for trying to get those three restaurants to get back to sales that they've lost since September 11.

Alan Mandel: Mark, just to clarify, what Alan said was expensed; he meant expended. Those things that are capital improvements are shown as capital assets or fixed assets on our books. Those things that should've been expensed in the period have been.

Mark Lunder: I understand. And one other question I had -- I'm looking at this thing and, Alan, it seems like you've got the operations, the sales numbers look pretty good on a same-store basis, and the expenses you're working on. Where do you see this thing going in the next couple of years and -- as far as aside from the internal same-store sales growth?

Alan Stillman: Do you mean where else does the company's focus go?

Mark Lunder: Yes. What's your vision for how we're going to grow this thing and try to create additional shareholder value here?

Alan Stillman: Well, we're going to create additional shareholder value from doing what we've done over the last year, which is to grow the Company without expending any more millions of dollars during the current year, and going forward we haven't decided what to do with it. But when we have finished the transaction with Las Vegas, which certainly we have not done at this point, and we have deposited our check, we will then look at all of the opportunities that are available to the Company. And seeing that I'm the largest stockholder, I would hope that our focus will always be to achieve the best possible return for our stockholders.

Mark Lunder: Fair enough.

Operator: Ross Haberman, Haberman Funds.

Ross Haberman: Just a follow-up regarding the Las Vegas sale. If my numbers are right, you're going to net about 12 million. Is that going to be a pre- or after-tax number?

Alan Mandel: It's primarily sheltered because of NOLs and tax credits that are available to us. But you're a little high in terms of what you are expecting us to net. There are costs to the transaction, legal and so forth. And as Alan mentioned, we have to pay the owner of the property in the simultaneous closings that will take place. He gets approximately $10.7 million and we have about $8.7 million in debt outstanding that is secured by this location. That needs to be paid as well. So I think you are probably high by a little bit in excess of $1 million in your expectation.

Ross Haberman: Okay, so say it's 11 for argument's sake. Are you inclined to pay down debt with it? Are you inclined to use it to -- for, as you said, you're upgrading the New York stores. What basically do you think that's going to be used -- (multiple speakers)?

Alan Stillman: We are inclined to pay down a great deal of our debt with that money. But probably not debt that is either of low interest, of which we have some, or debt that we have reasonably just taken on over this year, which may not be able to be pre-paid. But with some of it, we will -- we certainly have an obligation to pay back the number that Alan Mandel just gave you, which is how much, Alan?

Alan Mandel: $8.7 million.

Alan Stillman: And we really haven't focused of anything past that. But we're certainly going to pay down that $9 million.

Ross Haberman: And just one final question, any new stores slated for '05 or early '06?

Alan Stillman: None.

Ross Haberman: And just a final thing, how much is expected to be spent on the -- was it two or three New York restaurants?

Alan Stillman: Currently this year?

Ross Haberman: Yes, sir.

Alan Stillman: Under $200,000.

Alan Mandel: Most of what we were doing for those locations over the last year and a half has already been expended. That's the reason for that answer. What's left is some small dollars we will spend at Cite.

Ross Haberman: Have you done -- over the years, have you been able to determine when you do a renovation, for every dollar expended, what you think you got back in additional revenue, or is it -- any way to gauge that in a (multiple speakers) scientific manner?

Alan Stillman: No way. It's a little bit like advertising and marketing.

Ross Haberman: I know, it's tough to gauge.

Alan Stillman: You know, when you redo a restaurant and you repaint it and put on new fabric and put up new flowers and vases and new silverware and dishware, you really don't know in the next year whether you would've done as much, not as much, or whatever. I would say that it's absolutely unjudgeable. It's very similar to advertising.

Ross Haberman: I know it's a tough thing to gauge. Okay, thank you.

Operator: Mike Nicholas, Lakeview Investment (ph).

Mike Nicholas: My question pertains to, number one, whether you guys have a stock buyback program in place, and if you do, would you consider repurchasing some shares right now? It looks as though my math is correct, on a pro forma basis, you'll be trading a significant discount to book, almost 80% of book value. I was wondering if you guys would buyback assets at almost $0.80 on the dollar right now?

Alan Stillman: We have no buyback plan in place at this time. And if we decided that that was an opportunity that would be available, we would certainly announce it. We do understand the figures that you've quoted, and they sound reasonably accurate.

Mike Nicholas: Great. When will you guys be coming out with your first-quarter numbers?

Alan Mandel: We'll do it in approximately three weeks or slightly earlier.

Operator: Thank you, we have no further questions at this time.

Alan Mandel: Thank you, operator. We appreciate your help with the call and thank you for all those who attended the call.

Operator: Thank you, everyone. This does conclude today's teleconference. You may disconnect all lines at this time, and have a wonderful day.